FOR IMMEDIATE RELEASE
February 9, 2012	For More Information Contact:
Gregory S. Schreacke
President
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Agreement to Divest Indiana Bank Franchise and

Improved Fourth Quarter Results

Credit quality improves

Non-performing loans decline 23%

Non-performing assets decline 15%

Classified loans decline 19%

Elizabethtown, Kentucky, February 9, 2012 – First Financial Service Corporation (the Company, NASDAQ: FFKY) today announced that its banking subsidiary, First Federal Savings Bank of Elizabethtown, Inc., has signed a definitive agreement to divest its four branch retail bank franchise in Indiana to First Savings Bank, F.S.B., the banking subsidiary of First Savings Financial Group, Inc. (FSFG). The purchase price will represent a 3.65% percent premium based on the actual level of consumer and commercial deposits at closing, which were $99.7 million at December 31, 2011. Under the agreement, First Savings Financial Group, Inc. will also acquire government, corporate, other financial institution deposits and municipal deposits, which were $17.5 million at December 31, 2011, at book value. A total of $35.4 million of performing loans will be purchased at a discount of 0.80% based on the actual level of loans at closing. The consummated transaction would result in a one-time gain for the Company of approximately $3.4 million based on information at December 31, 2011.

“This transaction is a positive step toward addressing our Company’s capital needs,” said Gregory S. Schreacke, President of First Financial Service Corporation. “We believe it places the Company in a better position to meet the conditions of the regulatory consent order in a manner that is beneficial to the current shareholders.” Under the terms of the consent order, the Company must reach a Tier I leverage ratio of 9.00%. This transaction is projected to increase Tier I leverage from 5.87% to 6.75% based on information at December 31, 2011, and is expected to close early in the third calendar quarter of 2012.

The transaction will allow the Company to focus additional resources on the Kentucky market, where it operates 18 full-service banking centers and a commercial private banking center in six contiguous counties in central Kentucky along the Interstate 65 corridor and within the Louisville metropolitan area.

In the Consolidated Report of Condition and Income filed with the FDIC on January 30, 2012 by First Federal Savings Bank of Elizabethtown, the Bank reported an improvement in credit quality during the fourth quarter of 2011. This improvement included a decline in non-performing assets of 15%, a decline in non-performing loans of 23%, and a decline in classified assets of 19%. The Company also has sales contracts in place on 11 properties totaling $7.1 million set to close during the first quarter of 2012 indicating continued improvement in classified credits.

The branch sale and trends in credit quality improvement demonstrate the Company’s progress in its capital efforts. The Company expects to release its 2011 fourth quarter and year-end financial results later in the month, which could differ from the results reported in the Bank’s regulatory filing due to adjustments for sales of real estate and other subsequent events.

Keefe Bruyette & Woods, Inc. acted as financial advisor to First Federal Savings Bank of Elizabethtown, Inc., and Frost Brown Todd LLC served as legal counsel.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, and personal investment financial counseling services. Today, the Bank serves six contiguous counties encompassing central Kentucky and the Louisville metropolitan area, through its 18 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of First Federal Savings Bank. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Adverse conditions in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. First Financial Service Corporation’s results also be adversely affected by declines in business and economic conditions both generally and in the markets we serve; changes in interest rates; events affecting the credit quality of its loan portfolios or in the value of the collateral securing those loans; events affecting the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to First Financial Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended by Form 10-K/A filed May 13, 2011 with the Securities and Exchange Commission, including the section entitled “Risk Factors,” and all subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.” Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP